Exhibit 10.12

Stock Option
Retention Award Agreement

Throughout this Award Agreement (the “Agreement”) we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us.”

1. Award of Option Right
On August 1, 2013 (the “Date of Grant”), the Section 16 Sub-Committee of the Compensation Committee of the Board of Directors of the Corporation granted you an Option Right to purchase from us 1,733,102 shares of Sprint common stock, par value $.01 per share (the “Common Stock”) at an Option Price equal to the closing per share of the Common Stock on the Date of Grant. The Option Right is governed by the terms of the Sprint Corporation 2007 Omnibus Incentive Plan (the “Plan”) and is subject to the terms and conditions of the Plan and this Agreement. The Option Right is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”).

2. When the Option Right Becomes Exercisable; Forfeiture
Your Option Right becomes fully exercisable on the earlier of (a) August 1, 2018, and (b) the date vesting is accelerated as described in paragraph 3 below, conditioned on you continuously serving as our employee to such date (the “Vesting Date”). You will forfeit as of your Separation from Service your Option Right that is not vested pursuant to this paragraph. Separation from Service is defined in the Plan. Generally, it means the last day of your relationship with us as a common-law employee as reflected on our payroll records. You will also forfeit your Option Right or we may recover any compensation related thereto to the extent the Board of Directors of the Corporation determines that its value is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate. You will also forfeit your Option Right immediately as of your breach of a restrictive covenant under your employment agreement.

3. Acceleration of Vesting
Your Option Right will vest fully on your Separation from Service under the following circumstances:

Event	Condition for Vesting Acceleration
Death	If you die.
Disability	If you have a Separation from Service under circumstances that make you eligible for benefits under the Sprint Long-Term Disability Plan.
Involuntary Termination without Cause or Resignation with Good Reason
If you have a Separation from Service under circumstances that you receive severance benefits under the Sprint Separation Plan (or its successor) the Sprint Change in Control Severance Plan (or its successor) or your employment agreement.

Hesse Stock Option Retention Award Agreement

4. Exercise of Option Right
To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. To exercise you must:

•	deliver a written election under procedures we establish (including by approved electronic medium) and

•	pay the Option Price.

You may pay the Option Price by

•	check or by wire transfer of immediately available funds,

•	actual or constructive transfer of shares of Common Stock you have owned for at least six months having a market value on the Exercise Date equal to the total Option Price, or

•	any combination of cash, shares of Common Stock and other consideration as the Compensation Committee may permit.

If you pay the Option Price by delivery of funds or shares of Common Stock, the value per share for purposes of determining your taxable income from such an exercise will be the Market Value Per Share of the Common Stock on the immediately preceding day before the exercise except that we will use the average of the high and low prices on that date in lieu of the closing price.

To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker we designate. The Market Value Per Share for purposes of determining your taxable income from such an exercise will be the actual price at which the broker sold the shares.

5. Expiration of Option Right
Unless terminated earlier in accordance with the terms of this Agreement or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). If the tenth anniversary of the Grant Date, however, is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a “Non-Business Day”), then the Expiration Date will occur at 4:00 P.M., U.S. Eastern Time, on the first business day before the tenth anniversary of the Grant Date.

If the last day to exercise is a Non-Business Day, then you must exercise no later than the previous business day. You are solely responsible for managing the exercise of your Option Award in order to avoid inadvertent expiration.

6. Effect of your Separation from Service
The length of time you have to exercise your vested Option Right after your Separation from Service is described in the table below. The Option Right will expire as of the end of the applicable period. In no event, however, may you exercise your Option Right after the Expiration Date.

Hesse Stock Option Retention Award Agreement

Termination Event	Time to Exercise Vested Options
Resignation or Involuntary termination (not for Cause)	May exercise up through the 90th day after your Separation from Service
Death	May exercise up through the 12th month after your Separation from Service
Disability - if you have a termination of employment under circumstances that would make you eligible for benefits under the company’s long-term disability plan	May exercise up through 60 months after your Separation from Service
Termination for Cause	Forfeited as of Separation from Service

7. Transfer of your Option Right and Designation of Beneficiaries
Your Option Right represents a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate.

8. Plan Terms
All capitalized terms used in this Agreement that are not defined in this Agreement have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available on line at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI.

9. Adjustment
In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

10. Amendment; Discretionary Nature of Plan
This Agreement is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Agreement may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Corporation, in its sole discretion, at any time. The grant of the Option Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Option

Hesse Stock Option Retention Award Agreement

Awards, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of shares underlying the Option Award granted, and vesting provisions.

11. Data Privacy
By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

12. Governing Law
This Agreement will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered upon the exercise of the Option Right unless counsel for the Corporation is satisfied that such delivery will be in compliance with all applicable laws.

13. Severability
The various provisions of this Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14. Entire Agreement
You hereby acknowledge that you have read the Sprint Corporation 2007 Omnibus Incentive Plan Information Statement dated July, 2013 (the “Information Statement”) available on line at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI. To the extent not inconsistent with the provisions of this Agreement, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Agreement, along with the Information Statement and the Plan, contain the entire understanding of the parties.

Sprint Corporation                    Daniel R. Hesse

By: /s/ Sandra J. Price                    /s/ Daniel R. Hesse

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933